Exhibit (d)(iv)

The Select Sector SPDR® Trust

One Lincoln Street

Boston, MA 02111

SSgA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

Reference is made to the Investment Advisory Agreement between us dated as of December 1, 2003, as amended (the “Agreement”). Pursuant to Section 8 of the Agreement, this letter serves to amend Exhibit A to the Agreement to reflect a new fee schedule for the Funds.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

Sincerely,

The Select Sector SPDR® Trust

By:	/s/ Jesse D. Hallee
Jesse D. Hallee, Secretary

Accepted:

SSgA Funds Management, Inc.

By:	/s/ Ellen M. Needham
Ellen M. Needham, President

As of June 1, 2014

Exhibit (d)(iv)

EXHIBIT A

Investment Advisory Agreement

June 1, 2014

The Select Sector SPDR Trust

MATERIALS SELECT SECTOR SPDR FUND

CONSUMER DISCRETIONARY SELECT SECTOR SPDR FUND

CONSUMER STAPLES SELECT SECTOR SPDR FUND

HEALTH CARE SELECT SECTOR SPDR FUND

ENERGY SELECT SECTOR SPDR FUND

FINANCIAL SELECT SECTOR SPDR FUND

INDUSTRIAL SELECT SECTOR SPDR FUND

TECHNOLOGY SELECT SECTOR SPDR FUND

UTILITIES SELECT SECTOR SPDR FUND

As consideration for the Adviser’s services to each of the Funds, the Adviser shall receive from each Fund an annual advisory fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Trust’s average daily net assets during the month:

Average Net Assets of the Trust	Annual Fee (Expressed in Basis Points: 1/100 of 1%)
Up to $12.5 Billion	5.0
$12.5 Billion up to $30.0 Billion	4.0
$30.0 Billion up to $50.0 Billion	3.5
$50.0 Billion up to $100.0 Billion	3.0
$100.0 Billion up to $150.0 Billion	2.85
$150.0 Billion up to $200.0 Billion	2.71
All assets over $200.0 Billion	2.56